Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Sagent Pharmaceuticals, Inc. (“Sagent”) for the registration of 22,571,145 shares of its common stock and $500,000,000 in debt securities and to the incorporation by reference therein, of our report dated March 11, 2013, with respect to the financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. (a development stage company, currently named as Sagent (China) Pharmaceutical Co., Ltd (“SCP”)), included in Sagent’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

November 5, 2014